EXHIBIT 4.2

LETTER AMENDMENT NO. 1
TO PRIVATE SHELF AGREEMENT

September 27, 2012

Prudential Investment Management, Inc. and
each other Prudential Affiliate party hereto

Ladies and Gentlemen:

We refer to the Private Shelf Agreement dated as of July 8, 2011 (as in effect immediately prior to the effectiveness hereof, the “Initial Agreement” and after giving effect hereto, the “Agreement”) between Layne Christensen Company, a Delaware corporation (the “Company”), Prudential Investment Management, Inc. (“Prudential”) and the Purchasers of the Notes (as defined therein) issued and sold by the Company from time to time.  Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

The Company and  Prudential have agreed to amend certain of the terms and provisions contained in the Initial Agreement, all under the terms and conditions set forth in this Letter Amendment No. 1 to Private Shelf Agreement (this “Amendment”).

Therefore, for good and valuable consideration, it is hereby agreed by you and us as follows:

1.           Amendment to the Agreement.  Subject to satisfaction of the conditions set forth in Section 2 hereof and the accuracy of the representations and warranties set forth in Section 3 hereof, Prudential and the Noteholders hereby agree with the Company to amend, effective as of the date first above written, the Initial Agreement as follows:

a.           Section 10.3(a)(vii) of the Initial Agreement is hereby amended and restated in its entirety as follows:

(vii)           the Company and its Subsidiaries may sell all or any part of Layne Energy’s Equity Interests or assets so long as no Event of Default is then outstanding or would result from the applicable sale; provided, that any Guaranty by Layne Energy under the Subsidiary Guaranty shall be automatically released if Layne Energy is no longer a Subsidiary as a result of such a sale;

b.           The introduction to Section 10.4 of the Initial Agreement is hereby amended and restated in its entirety to read as follows:

The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

c.           Section 10.4(e) of the Initial Agreement is hereby amended and restated in its entirety as follows:

(e)           investments, loans or advances made by the Company in or to any Subsidiary, or any Guaranty of Indebtedness of such Subsidiary, and made by any Subsidiary in or to the Company or any other Subsidiary, including a Guaranty by such Subsidiary; provided, that (i) not more than an aggregate amount of $60,000,000 in investments, loans, advances, Guaranties or capital contributions subsequent to the date of this Agreement may be made and remain outstanding, at any time, by Note Parties to or in respect of Subsidiaries which are not Note Parties; (ii) investments in Layne Energy shall only be made by the Company, and such investments shall only take the form of loans and advances made by the Company to Layne Energy; and (iii) no such investment, loan, advance, capital contribution, in or to, or Guaranty of Indebtedness of, a Subsidiary that is not a Note Party, may be made at any time that a Default or an Event of Default exists or would result therefrom;

d.           Section 10.4(n) of the Initial Agreement is hereby renumbered as Section 10.4(o),  the word “and” occurring at the end of Section 10.4(m) is hereby removed,  and a new Section 10.4(n) is added as follows:

(n)           Investments in respect of amounts on deposit in deposit accounts maintained by Foreign Subsidiaries in the ordinary course of business; and

e.           Schedule B of the Initial Agreement is hereby amended by amending and restating the definition of “Priority Indebtedness” in its entirety as follows:

 “Priority Indebtedness” means, at any time, excluding the Indebtedness permitted by Section 10.1(i), the sum (without duplication) of (i) all Indebtedness of Company or any Subsidiary secured by a Lien (except Liens permitted by Sections 10.2(b), 10.2(e), and 10.2(f)), plus (ii) all Indebtedness (excluding trade payables) or Preferred Stock of Subsidiaries owed to (or, in the case of Preferred Stock, owned by) any Person other than the Company or a Subsidiary Guarantor; provided, that Priority Indebtedness shall not include (1) Indebtedness represented by Guaranties of the Obligations (as defined in the Senior Credit Agreement) (so long as a similar Guaranty is executed for the benefit of the holders) or Guaranties of the Indebtedness in respect of the obligations of the Company and the Subsidiaries under the Note Documents or (2) unsecured Indebtedness of any of the Loan Parties for so long as, in respect of Note Parties that are Subsidiaries, such Subsidiary is a Subsidiary Guarantor, plus (iii) all Preferred Stock of Company or other capital stock of the Company with any redemption rights.

2.           Effectiveness.  This Amendment shall be effective on and as of the date first written above (the “Effective Date”), subject to the satisfaction of the conditions precedent that Prudential shall have received each of the following, in form, scope and substance satisfactory to Prudential:

(a)           the Company, the Subsidiary Guarantors and Prudential shall have duly executed and delivered this Amendment;

 (b)           a fully executed and effective copy of Amendment No. 1 to the Senior Credit Agreement, duly executed and delivered by each of the parties thereto;

(c)           (i) the Company shall be in full compliance with all of the terms and conditions of the Note Documents, and (ii) no Event of Default or Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment; and

(d)           the Company shall have paid on or before the date hereof the reasonable fees, charges and disbursements of Baker Botts L.L.P. to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date hereof.

3.           Representations and Warranties.  In order to induce Prudential to enter into this Amendment, the Company hereby represents and warrants as follows:

(a)           The execution, delivery and performance by the Company of this Amendment and all documents to be executed and delivered in connection herewith have been duly authorized by all necessary corporate action  and do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument in an amount (whether constituting principal or otherwise) of at least $10,000,000 or corporate charter or by-laws to which the Company or any Subsidiary is bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

(b)           Each of the representations and warranties contained in Section 5 of the Agreement is true and correct on and as of the date hereof, except to the extent that any such representation or warranty relates to a specific date, in which case such representation or warranty was true and correct as of such specified date.

(c)           No Default or Event of Default exists, either before or immediately after giving effect to this Amendment and the transactions contemplated hereby, under the Agreement or any other Note Document or any of the other documents executed in connection therewith.

4.           Miscellaneous.

(a)           Upon and after the date first above written, each reference to the Agreement in the Agreement and the other Note Documents shall mean and be a reference to the Initial Agreement as amended by this Amendment.

(b)           Except as specifically amended herein, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

(c)           The Company confirms its agreement, pursuant to Section 15.1 of the Agreement, to pay promptly all reasonable expenses of Prudential related to this Amendment and all matters contemplated hereby, including, without limitation, all reasonable fees and expenses of Prudential's counsel as described in Section 2(d) above.

(d)           Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Prudential, nor constitute a waiver of any provision of the Agreement or any other document, instrument or agreement executed and delivered in connection with any of the foregoing.

(e)           This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

(f)           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original (whether such counterpart is originally executed or an electronic or facsimile copy of an executed original), but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

5.           Affirmation of Obligations.  Notwithstanding that such consent is not required under the Subsidiary Guaranty, each of the Subsidiary Guarantors consents to the execution and delivery of this Amendment by the parties hereto.  As a material inducement to the undersigned to amend the Agreement as set forth herein, each of the Subsidiary Guarantors (i) acknowledges and confirms the continuing existence, validity and effectiveness of the Subsidiary Guaranty, and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning a counterpart of this Amendment (in a format acceptable in accordance with Section 4(f)) to Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, KS 66205, Attention of Jerry Fanska, Senior Vice President Finance (Telecopy No. 913-362-8823; Telephone No. 913-677-6858), Email jerry.fanska@laynechristensen.com; with a copy to Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, KS 66205, Attention of Steven Crooke, Senior Vice President and General Counsel, Email steve.crooke@layne.com.

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Very truly yours,
LAYNE CHRISTENSEN COMPANY

By	/s/ Jerry W. Fanska
Name: Jerry W. Fanska
Title: Senior Vice President Finance -
Treasurer

SIGNATURE PAGE LETTER AMENDMENT NO. 1

For purposes of Section 5:

BOYLES BROS. DRILLING COMPANY;
CHRISTENSEN BOYLES CORPORATION;
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.;
LAYNE TEXAS, INCORPORATED;
MID-CONTINENT DRILLING COMPANY;
SHAWNEE OIL & GAS, L.L.C.;
STAMM-SCHEELE INCORPORATED;
VIBRATION TECHNOLOGY, INC.;
LAYNE ENERGY, INC.;
LAYNE ENERGY CHERRYVALE, LLC;
LAYNE ENERGY CHERRYVALE PIPELINE, LLC;
LAYNE ENERGY DAWSON, LLC;
LAYNE INTERNATIONAL, LLC;
WINDSOR RESOURCES, LLC;
WINDSOR RESOURCES PIPELINE, LLC;
LAYNE ENERGY HOLDING, LLC;
LAYNE ENERGY OPERATING, LLC;
LAYNE ENERGY OSAGE, LLC;
LAYNE ENERGY PIPELINE, LLC;
LAYNE ENERGY PRODUCTION, LLC;
LAYNE ENERGY RESOURCES, INC.;
LAYNE ENERGY SYCAMORE, LLC;
LAYNE ENERGY SYCAMORE PIPELINE, LLC;
LAYNE WATER DEVELOPMENT AND STORAGE, LLC;
CHERRYVALE PIPELINE, LLC;
LAYNE HEAVY CIVIL, INC.;
INLINER TECHNOLOGIES, LLC;
LINER PRODUCTS, LLC;
LAYNE INLINER, LLC;
LAYNE TRANSPORT CO.;
COLLECTOR WELLS INTERNATIONAL, INC.;
INTERNATIONAL WATER CONSULTANTS, INC.;
INLINER AMERICAN, INC.;
MAG CON, INC;
MEADORS CONSTRUCTION CO., INC.;
W.L. HAILEY & COMPANY, INC.;
BENCOR CORPORATION OF AMERICA—FOUNDATION SPECIALIST; AND
LAYNE SOUTHWEST, INC.

By	/s/ Jerry W. Fanska
Name: Jerry W. Fanska
Title: Vice President of each of the above entities

SIGNATURE PAGE LETTER AMENDMENT NO. 1

This Amendment is hereby
accepted and agreed to as
of the date hereof.

PRUDENTIAL INVESTMENT
 MANAGEMENT, INC.

By:	/s/ William Bulmer
Vice President

SIGNATURE PAGE LETTER AMENDMENT NO. 1